Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-233810) pertaining to the Envista Holdings Corporation 2019 Omnibus Incentive Plan, the Envista Holdings Corporation Deferred Compensation Plan and the Envista Holdings Corporation Savings Plan of our reports dated February 24, 2022, with respect to the consolidated and combined financial statements and schedule of Envista Holdings Corporation, and the effectiveness of internal control over financial reporting of Envista Holdings Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Irvine, California
February 24, 2022